Exhibit 99.2

May 11, 2021

Via Email

The Special Committee of the Board of Directors

China XD Plastics Company Limited

No.9 Dalian North Road, Haping Road Centralized Industrial Park

Harbin Development Zone,

Heilongjiang Province

People’s Republic of China

Email: hljxd@chinaxd.net

Re: Notice of Termination

Reference is hereby made to that certain Agreement and Plan of Merger dated as of June 15, 2020 by and among China XD Plastics Company Limited, a Nevada corporation (“Company”), Faith Dawn Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and Faith Horizon Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as amended, the “Merger Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

Reference is further made to that certain Notice of Termination dated May 8, 2021 issued by the Company to us (the “Notice of Termination”).

We write in response to the Notice of Termination. While we also regret that the transactions contemplated under the Merger Agreement cannot be completed as previously contemplated, we disagree with the allegations made in the Notice of Termination.

Nonetheless, in the interest of good faith and cooperation, Faith Dawn Limited acknowledges that the Company can terminate the Merger Agreement under Section 9.1(c)(iii) of the Merger Agreement and thus agrees to pay the Parent Termination Fee pursuant to Section 9.3(b) of the Merger Agreement under that basis.

Sincerely,

FAITH DAWN LIMITED

By:	/s/ Jie Han
Name:	Jie Han
Title:	Director

cc:	Hogan Lovells
11th Floor, One Pacific Place, 88 Queensway
Hong Kong Special Administrative Region
Attention: Stephanie Tang, Esq.
Fax: +852 2219 0222
Email: Stephanie.Tang@hoganlovells.com